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                                                     FOR IMMEDIATE RELEASE

                                                     Contact: Greg H. Guettler,
                                                              President
                                                              651-687-9999
HYPERTENSION DIAGNOSTICS ANNOUNCES RESIGNATION OF DIRECTOR

ST. PAUL, MN, April 26, 2000 - Hypertension Diagnostics, Inc., (Nasdaq: HDII; HDIIW; HDIIU) announced today that Dennis L. Sellke has resigned as a director of the Company effective April 21, 2000, and will no longer be serving as its Chief Executive Officer. "We regretfully accept Dennis' resignation. During his tenure, the Company has made significant progress. The Company wishes him well in his future business endeavors," said Melville R. Bois, the Company's Chairman. The Company also reported that Greg H. Guettler, the Company's President, would assume most of Mr. Sellke's responsibilities with the assistance of the other Company officers, Dr. Charles F. Chesney, Executive Vice President and Chief Technology Officer, and Mr. James S. Murphy, Senior Vice President of Finance & Administration and Chief Financial Officer.

Hypertension Diagnostics(TM) has developed blood pressure waveform analysis technology which has been incorporated into the design of HDI/PulseWave(TM) and CVProfilor(TM) CardioVascular Profiling Systems. These non-invasive Systems are capable of measuring several hemodynamic parameters including arterial compliance (that is, the elasticity of an individual's arteries). Such measurements are useful to clinical researchers studying cardiovascular interventions in industry (for example, pharmaceutical manufacturers) and in academic and medical centers. The CardioVascular Profile Reports generated by the CVProfilor(TM) Systems have a clinical application by determining if patients have potential underlying vascular disease that might require more specific diagnostic evaluation by physicians or other health care providers. As such, the Systems are capable of providing medical information which may prove invaluable to the early detection of persons at risk for future vascular disease.

                                    - more -


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Hypertension Diagnostics, Inc.

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 1999 Annual Report on Form 10-KSB under the caption "Risk Factors," as well as others not now anticipated. These risks and uncertainties include, without limitation, the Company's ability to receive regulatory approval for its CVProfilor(TM) DO-2020 System; the availability of third-party reimbursements; market acceptance of the Company's products; the ability to operate and maintain the Central Data Management Facility ("CDMF") on a commercial scale; regulatory restrictions pertaining to data privacy issues in utilizing the CDMF; the ability of third parties to manufacture the Company's products on a commercial scale and in compliance with regulatory requirements; the availability of integral components for the Company's products; the Company's ability to develop distribution channels; increased competition; changes in government regulation; health care reform; exposure to potential product liability; and the Company's ability to protect its proprietary technology.

                                      # # #

Hypertension Diagnostics(TM), HDI/PulseWave(TM) and CVProfilor(TM) are trademarks of Hypertension Diagnostics, Inc. All rights reserved.

Internet Website:  www.hdi-pulsewave.com